Exhibit 99.1

OptimumBank Holdings, Inc. Financial Performance for the Second Quarter of 2026

Fort Lauderdale, FL, July 24, 2026 — OptimumBank Holdings, Inc. (NYSE American: OPHC) (the “Company”) is a financial holding company and owns 100% of OptimumBank (the “Bank”), a Florida-chartered commercial bank, OptimumHUD Loans, LLC (d/b/a as OptimumFunding, LLC), a wholly owned non-bank Bridge and HUD-lender and OptimumFinance, LLC, a non-bank, wholly owned financing subsidiary. The Company is pleased to announce net income of $6.7 million, or $0.40 per basic share, and $0.28 per diluted share, for the second quarter of 2026, compared to $4.7 million, or $0.39 per basic share, and $0.20 per diluted share in the first quarter of 2026 and $3.6 million, or $0.31 per basic share, and $0.15 per diluted share, for the comparable quarter last year. For the six months ended June 30, 2026, net income was $11.3 million, or $0.79 per basic share, and $0.48 per diluted share, compared to net income of $7.5 million, or $0.64 per basic share, and $0.32 per diluted share, for the six months ended June 30, 2025. The increase of $3.8 million in net income for the six-month ended June 30, 2026, compared to the same period in 2025, was primarily driven by a $8.2 million improvement in net interest income and $1.2 million increase in noninterest income, partially offset by a $4.6 million increase in noninterest expenses and the corresponding increase in income tax expense. Diluted shares include the impact of the exchange of Series B and C preferred shares to nonvoting common stock that occurred during the second quarter of 2026.

The Company will host a webcast call to discuss the results of the second quarter of 2026 on August 13, 2026, at 1:00pm ET. Those interested in viewing the Company’s presentation are encouraged to register for the live Webcast, at the following link: https://events.q4inc.com/attendee/432597526/guest?t=1784670390505. Company management will also be available to respond to questions at the conclusion of the presentation.

The Company continued with strong growth throughout the second quarter of 2026. The gross loan portfolio increased by $126.2 million, or 11.6%, from March 31, 2026 to $1.2 billion at June 30, 2026. Total deposits increased by $121.2 million from March 31, 2026, totaling $1.2 billion at June 30, 2026, or 11.1% from the prior quarter. This also represents growth of $335.2 million in total deposits since June 30, 2025, or an increase of 38.1%.

Highlights for the Second Quarter of 2026

●	Net income of $6.7 million, or $0.40 per basic share, and $0.28 per diluted share (“diluted EPS”) for the quarter-ended June 30, 2026.
●	Return on Average Assets (“ROAA”) was 2.04% for the second quarter of 2026, compared to 1.56% in the first quarter of 2026 (both annualized).
●	Return on Average Equity (“ROAE”) was 20.34% for the second quarter of 2026, compared to 15.12% in the first quarter of 2026 (both annualized).
●	Net interest margin was 4.57%, reflecting an 8 basis point increase from 4.49% in the first quarter of 2026.
●	Total assets grew by $132.2 million to $1.4 billion from March 31, 2026.
●	Total deposits increased by $121.2 million to $1.2 billion from March 31, 2026.
●	Gross loans increased by $126.2 million during the quarter to $1.2 billion, compared to $1.1 billion at March 31, 2026.
●	Total stockholders’ equity increased by $7.5 million to $134.4 million as of June 30, 2026, up from $126.9 million as of March 31, 2026, reflecting continued earnings retention.

During the second quarter, the Company successfully completed its previously announced leadership transition. Effective May 1, 2026, Moishe Gubin, who has served as Chairman of the Board for more than sixteen years, assumed the additional role of Chief Executive Officer. Having played a central role in the Company’s strategic direction, governance, and growth over the past decade and a half, Mr. Gubin brings deep institutional knowledge and a thorough understanding of the Bank’s operations, customers, and long-term objectives. At the same time, Braden R. Smith joined the Bank as President, while Timothy Terry retired following thirteen years of dedicated service and continues to support the orderly transition of responsibilities. Together, the Company’s experienced leadership team remains focused on executing its strategic growth initiatives and delivering long-term shareholder value.

“Our momentum continued to accelerate during the second quarter as we delivered another record quarter while executing on the strategic initiatives that position the Company for continued long-term growth,” said Chairman of the Board and Chief Executive Officer Moishe Gubin. “We delivered record quarterly earnings while continuing to generate exceptional loan and deposit growth, expand our net interest margin, and maintain strong credit quality. At the same time, we have begun executing on our strategy to expand into complementary financial services through OptimumFinance, further diversifying our platform for future growth. We remain focused on creating long-term value for our shareholders.”

Net interest income for the quarter-ended June 30, 2026 increased to $14.7 million, up by $1.5 million from the first quarter of 2026 and $4.5 million from the second quarter of 2025, supported by higher yields on loans and securities and lower costs on interest-bearing liabilities. The cost of interest-bearing liabilities was 3.30%, down by 19 basis points from 3.49% in the second quarter of 2025, while interest-earning asset yields rose 22 basis points to 6.75%. The Company’s net interest margin rose 25 basis points from the second quarter of 2025 to 4.57% as of quarter-ended June 30, 2026, a reflection of disciplined loan and deposit pricing strategy, prudent liquidity management, and balance sheet optimization.

Noninterest income for the quarter-ended June 30, 2026 increased to $2.5 million, or by $0.7 million from the prior quarter, primarily driven by an increase in gains on the sale of government guaranteed SBA loans and increases in service charges and fees related to banking services. Noninterest expenses increased to $8.4 million, or $0.4 million from the first quarter, primarily relating to an increase in employee compensation expenses. The Company’s efficiency ratio (non-GAAP measure) was 48.78% for the second quarter of 2026, consistent with prudent cost management amid balance sheet expansion and associated revenue expansion.

Credit loss reversal for the quarter-ended June 30, 2026 was $0.4 million, primarily due to improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss, partially offset by the growth in the loan portfolio. Gross charge-offs remained modest at $50,000 while recoveries totaled $39,000 resulting in net charge-offs of only $11,000 during the second quarter of 2026. The allowance for credit losses stood at $11.0 million as of June 30, 2026, or 0.91% of total loans.

Loan portfolio growth remained strong in the second quarter of 2026. Gross loans increased by $126.2 million from the prior quarter. Commercial real estate continued to expand, growing by $114.9 million in the second quarter. Additionally, there were increases in the consumer, land and construction, commercial, and residential portfolio segments, up $6.7 million, $5.3 million, $5.3 million, and $5.1 million, respectively. These gains were partially offset by a decline of $11.1 million in multi-family real estate.

The continued growth experienced in the loan portfolio is due to the implementation of our relationship-based banking model and the success of our lenders in competing for new business, as well as OptimumFinance, LLC commencing activity in the second quarter of 2026. OptimumFinance, LLC completed its first loan in the second quarter of 2026 for $14.2 million, and is expected to continue growing through 2026. During the quarter, OptimumFinance, LLC issued a $14.0 million note payable to fund its first loan which is guaranteed by the Company. OptimumFinance leveraged their balance sheet to attain the highest yield they could earn for the risk they took in the loan they made.

On the funding side, total deposits increased by $121.2 million to $1.2 billion from the first quarter of 2026, with strong sequential growth across all deposit categories. The Company had $25.0 million in Federal Home Loan Bank (“FHLB”) advances outstanding at June 30, 2026, a decrease of $15.0 million from March 31, 2026.

The Bank’s capital levels remain strong, with a Tier 1 Leverage Ratio of 10.54%, well above regulatory minimums. The Company remains well positioned to support continued growth and earnings momentum. The modest decline from the prior quarter of 20 basis points reflects strong asset growth, as capital deployment into earning assets outpaced retained earnings, while capital levels remain well above regulatory requirements.

The Company’s outlook remains constructive. During the first quarter of 2026, OptimumBank was ranked number 49 out of 3,465 U.S. community banks by S&P Global Market Intelligence, placing the Company among the top 1.4% nationwide. During the second quarter of 2026, the Company was named among the top 10% of publicly traded community banks in the nation in the Raymond James Community Bankers Cup. The Company’s growing visibility within the investment community was further demonstrated during the quarter as Alliance Global Partners and Brean Capital initiated equity research coverage with Buy ratings, while Compass Point upgraded its rating on the Company from Neutral to Buy. As a result, all three independent equity research firms currently covering the Company maintain Buy ratings. The Company continues to invest in technology, talent, and targeted growth initiatives that reinforce its position as one of the most dynamic and rapidly growing community banks in South Florida. We remain grateful for the trust and partnership of our shareholders, customers, and employees.

The following table presents the Company’s quarterly trends of the consolidated financial highlights (unaudited) for the periods presented (see below for a summary of non-GAAP reconciliation):

	Quarterly Trends					2Q26 change vs
	2Q26	1Q26	4Q25	3Q25	2Q25	1Q26	2Q25
Selected Balance Sheet Data
Total assets	$1,400,937	$1,268,735	$1,111,678	$1,083,043	$999,127	$132,202	$401,810
Total gross loans	$1,217,083	$1,090,894	$958,793	$813,722	$784,564	$126,190	$432,519
Total deposits	$1,214,045	$1,092,883	$931,750	$959,487	$878,865	$121,162	$335,180
Earnings Highlights
Net income	$6,655	$4,663	$4,853	$4,323	$3,602	$1,992	$3,053
Diluted earnings per share (EPS)	$0.28	$0.20	$0.21	$0.18	$0.15	$0.08	$0.13
Net interest income	$14,697	$13,190	$11,871	$11,048	$10,242	$1,507	$4,455
Performance Ratios
Net interest margin	4.57%	4.49%	4.39%	4.37%	4.32%	0.08%	0.25%
Net interest spread	3.45%	3.36%	3.11%	2.98%	3.08%	0.09%	0.37%
Cost of interest-bearing liabilities	3.30%	3.26%	3.34%	3.48%	3.49%	0.05%	(0.19)%
Efficiency ratio	48.78%	53.47%	49.59%	50.68%	51.18%	(4.69)%	(2.40)%
Loan-to-deposit ratio	99.20%	98.69%	101.67%	83.67%	88.13%	0.52%	11.07%
Return on (annualized)
Average assets (ROAA)	2.04%	1.56%	1.77%	1.68%	1.48%	0.47%	0.55%
Average equity (ROAE)	20.34%	15.12%	16.23%	15.17%	13.10%	5.22%	7.24%
Average tangible assets (ROTA)	2.04%	1.56%	1.77%	1.68%	1.48%	0.47%	0.55%
Pre-tax pre-provision net revenue (PPNR)	$8,801	$6,968	$6,855	$6,426	$5,895	$1,833	$2,906
Other Operating Measures
Common Shares outstanding - Voting	12,340,785	12,166,858	11,533,943	11,883,943	11,751,082	173,927	589,703
Common Shares outstanding - Nonvoting	11,458,351	-	-	-	-	11,458,351	11,458,351
Fully diluted shares outstanding	23,799,136	23,625,209	23,523,473	23,523,473	23,390,612	177,053	408,524
Fully diluted tangible book value per share	$5.65	$5.37	$5.18	$4.97	$4.76	$0.28	$0.89
Tier 1 Capital to total assets	10.54%	10.74%	11.39%	11.71%	11.89%	(0.20)%	(1.35)%

Financial Results

Statement of Income

Net income was $6.7 million for the second quarter of 2026, compared to net income of $4.7 million for the first quarter of 2026, and $3.6 million for the second quarter of 2025. The increase from the first quarter of 2026 was primarily due to an increase in interest income to $21.7 million, compared to $19.5 million in the first quarter, primarily driven by an increase in interest income on loans. Additionally, there was a $0.8 million decline in credit loss expense and a $0.7 million increase in noninterest income, partially offset by increases of $0.7 million and $0.4 million in interest expense and noninterest expense, respectively.

Total interest income was $21.7 million for the second quarter of 2026, compared to $19.5 million in the first quarter of 2026 and $15.6 million in the second quarter of 2025. The sequential growth was driven by a $2.3 million increase in interest income from loans. Compared to the second quarter of 2025, the increase was primarily due to a $338.6 million increase in average loan balances.

The following table depicts the components of interest income (unaudited) for the quarterly periods presented:

	Quarterly Trends					2Q26 change vs
	2Q26	1Q26	4Q25	3Q25	2Q25	1Q26	2Q25
Interest income
Loans	$20,386	$18,114	$15,437	$14,082	$14,026	$2,272	$6,360
Debt securities	204	191	164	153	158	13	46
Other	1,134	1,148	1,837	2,086	1,404	(14)	(270)
Total interest income	$21,724	$19,453	$17,438	$16,321	$15,588	$2,271	$6,136

Interest expense totaled $7.0 million for the second quarter of 2026, compared to $6.3 million for the first quarter of 2026 and $5.3 million for the second quarter of 2025. Compared to the first quarter of 2026, the increase in interest expense was primarily attributable to a $73.8 million increase in average interest-bearing liability balances, and a four basis point increase in the cost of interest-bearing liabilities from 3.26% to 3.30%. Compared to the second quarter of 2025, there was a $158.9 million increase in average interest-bearing liability balances, with a 19 basis point decrease in the cost of interest-bearing liabilities, from 3.49% to 3.30%.

Net interest income was $14.7 million in the second quarter of 2026, up from $13.2 million in the first quarter of 2026 and $10.2 million in the second quarter of 2025. The quarter-over-quarter increase was primarily driven by growth in the average interest-earning assets of $98.2 million, partially offset by the increase in average interest-bearing liability balances and the higher cost on interest-bearing liabilities. On a year-over-year basis, the growth in net interest income was primarily attributable to a $338.6 million increase in average loan balances.

Net interest margin expanded to 4.57% for the second quarter of 2026, compared to 4.49% for the first quarter of 2026 and 4.32% for the second quarter of 2025. Compared to the first quarter of 2026, net interest margin increased by eight basis points, primarily driven by the increase in interest-bearing assets. Compared to the second quarter of 2025, net interest margin increased by 25 basis points, primarily attributable to a decrease in the cost of interest-bearing liabilities and an increase in loan yields.

The cost of interest-bearing liabilities was 3.30% in the second quarter of 2026, up from 3.26% in the first quarter of 2026 and down from 3.49% in the second quarter of 2025. The increase from the first quarter of 2026 was primarily due to a note payable issued by the OptimumFinance, LLC subsidiary during the quarter at 10.00% with an average balance of $10.9 million and modestly higher yields on savings, NOW, and money market deposits. Excluding the note payable impact, the cost of interest-bearing liabilities was 3.21%, or five basis points lower from the first quarter of 2026. Compared to the same quarter last year, the cost of interest-bearing liabilities decreased by 19 basis points. This reduction was due to a decrease in yields across the deposit portfolio with disciplined pricing following rate reductions partially offset by an increase in borrowings.

Credit loss expense was a $0.4 million reversal during the second quarter of 2026, compared to $0.8 million of expense in the first quarter of 2026, and $1.0 million of expense for the second quarter of 2025. The decrease in credit loss expense from the first quarter was primarily attributable to improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss, partially offset by the $132.1 million increase in gross loan balances. Gross charge-offs remained modest at $50,000 while recoveries totaled $39,000, resulting in net charge-offs of $11,000 during the second quarter of 2026. The Company’s allowance for credit losses stood at $11.0 million, or 0.91% of total loans, as of June 30, 2026 compared to 1.01% at March 31, 2026 and 1.19% at June 30, 2025.

Noninterest income totaled $2.5 million for the second quarter of 2026, up from $1.8 million in the prior quarter and $1.8 million in the second quarter of 2025. The quarter-over-quarter increase of $0.7 million was primarily driven by an increase in gains on the sale of government guaranteed SBA loans and increases in service charges and fees related to banking services. Compared to the same quarter last year, the $0.7 million increase in noninterest income was primarily related to increases in wire transfers, ACH fees on deposit payment transactions and gains on the sale of government guaranteed SBA loans.

Noninterest expenses totaled $8.4 million for the second quarter of 2026, compared to $8.0 million in the first quarter of 2026 and $6.2 million in the second quarter of 2025. Compared to the first quarter of 2026, the increase of $0.4 million primarily relates to a $0.3 million increase in employee compensation expenses. Compared to the second quarter of 2025, the increase of $2.2 million includes increases of $1.5 million, $0.4 million, and $0.2 million in employee compensation expenses, data processing, and other expenses, respectively.

The following table depicts the components of noninterest expenses (unaudited) for the quarterly periods presented:

	Quarterly Trends					2Q26 change vs
(Dollars in thousands)	2Q26	1Q26	4Q25	3Q25	2Q25	1Q26	2Q25
Noninterest expenses
Salaries and employee benefits	$5,279	$4,988	$3,672	$4,004	$3,738	$291	$1,541
Professional fees	363	295	333	276	275	68	88
Occupancy and equipment	354	338	328	327	294	16	60
Data processing	986	914	794	788	625	72	361
Regulatory assessment	196	179	161	126	202	17	(6)
Losses on sale and write-downs of other real estate owned	-	5	54	-	-	(5)	-
Other	1,204	1,287	1,401	1,083	1,047	(83)	157
Total noninterest expenses	$8,382	$8,006	$6,743	$6,604	$6,181	$376	$2,201

Income tax expense was $2.2 million for the second quarter of 2026 compared to $1.5 million in the first quarter of 2026 and $1.3 million in the second quarter of 2025. The effective tax rate for the quarter was 24.7%, compared to 24.8% in the prior quarter and 25.8% from the prior year comparative quarter.

Balance Sheet

Total assets were $1.40 billion as of June 30, 2026, increasing from $1.27 billion at March 31, 2026, and up from $999.1 million at June 30, 2025. The quarter-over-quarter growth of $132.2 million was primarily attributable to a $125.8 million increase in net loans and a $6.2 million increase in cash and cash equivalents.

Cash and cash equivalents at June 30, 2026, were $146.2 million, which increased from $140.0 million at March 31, 2026, and decreased from $181.8 million at June 30, 2025.

Investment securities (debt securities available for sale and held-to-maturity) at June 30, 2026, were $26.9 million, compared to $27.3 million at March 31 2026, and $22.6 million at June 30, 2025. There were no debt security purchases during the second quarter of 2026. No sales of debt securities were reported during these periods.

Total gross loans at June 30, 2026, were $1.22 billion, an increase from $1.09 million at March 31, 2026, and up from $784.6 million at June 30, 2025. Gross loans increased during the quarter reflecting growth in commercial real estate, consumer, land and construction, commercial, consumer, and residential loans. Compared to June 30, 2025, the gross loan portfolio increased by $432.5 million, reflecting growth primarily in commercial real estate.

The allowance for credit losses (“ACL”) was $11.0 million as of June 30, 2026, representing 0.91% of total loans, compared to 1.01% at March 31, 2026. The ACL balance saw a decrease from $11.1 million at March 31, 2026 and increased from $9.3 million at June 30, 2025, respectively. The quarter-over-quarter decrease of $41,000 million was, primarily driven by improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss, partially offset by the growth in the loan portfolio. The ACL ratio reflects continued credit discipline and a well-diversified loan portfolio.

The following table presents the components of the ACL (unaudited) as of the dates indicated:

						June 30, 2026 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2026	2026	2025	2025	2025	2026	2025
Beginning balance	$11,061	$10,273	$10,018	$9,338	$8,270	$788	$2,791
Credit loss expense (reversal) – funded	(30)	791	389	639	1,043	(821)	(1,073)
Charge-offs	(50)	(44)	(201)	(129)	(72)	(6)	22
Recoveries	39	41	67	170	97	(2)	(58)
Ending balance	$11,020	$11,061	$10,273	$10,018	$9,338	$(41)	$1,682

Nonaccrual loans totaled $2.1 million at June 30, 2026, compared to $2.2 million at March 31, 2026, and $3.2 million at June 30, 2025. The decrease from the prior year was primarily due to a decrease in commercial, and consumer nonaccrual loans of $1.1 million. As of June 30, 2026, there were no loans accruing interest that were 90 days or more past due. Subsequent to June 30, 2026, a nonaccrual loan with a balance of $1.0 million was settled. Additionally, the Company did not report any modified loans to borrowers experiencing financial difficulty during the second quarter of 2026.

Nonperforming assets (“NPA”) reflected strong asset quality at June 30, 2026. Nonaccrual loans decreased to $2.1 million from $2.2 million at March 31, 2026 and $3.2 million at June 30, 2025. The $0.1 million decrease from March 31, 2026 was due to payments received on nonaccrual loans. The $1.1 million decrease from June 30, 2025 included payoffs from previously recorded nonaccrual loans, along with the sale of other real estate owned.

Total deposits at June 30, 2026, were $1.21 billion, an increase from $1.09 billion at March 31, 2026, and an increase from $878.9 million at June 30, 2025. The increase from March 31, 2026, was attributable to increases in all deposit categories, with a 15.6% increase in time deposits and a $14.5 million, or 4.8% increase in noninterest-bearing demand deposits. The increase from June 30, 2025 was also attributable to increases in all deposit categories, most notably a 60.7% increase in time deposits and a 22.9% increase in noninterest-bearing demand deposits. The Company continues to maintain a diverse and stable funding base.

Accumulated other comprehensive loss (“AOCL”) was $4.8 million at June 30, 2026, compared to $4.7 million at March 31, 2026, and $5.4 million at June 30, 2025. The AOCL increased by $0.1 million quarter-over-quarter, primarily due to the increase in mid to long-term interest rates impacting the fair value of available-for-sale securities. Year-over-year, AOCL improved by $0.6 million, reflecting the net impact of favorable fair value changes over the trailing twelve months, resulting in unrealized gains. All AOCL amounts represent unrealized gains and losses, net of applicable income taxes, and have no impact on reported earnings or regulatory capital.

Shareholders’ equity was $134.4 million as of June 30, 2026, compared to $126.8 million as of March 31, 2026, and $111.3 million as of June 30, 2025. The increase during the second quarter was principally attributable to net income of $6.7 million, $0.9 million in additional equity through the Company’s ongoing at-the-market (“ATM”) offering, and $0.1 million related to the exchange of Series B and C Preferred shares for nonvoting common stock, partially offset by the $0.1 million increase in AOCL.

Earnings Per Share (“EPS”) for the quarter-ended June 30, 2026, the Company reported $0.40 per basic share and $0.28 diluted EPS, compared to $0.39 and $0.20 per basic share and diluted EPS, respectively, for the quarter-ended March 31, 2026, and $0.31 and $0.15 per basic share and diluted EPS, respectively, for the quarter-ended June 30, 2025. The increase was primarily driven by strong growth in net income, which increased from $3.6 million for the quarter-ended June 30, 2025, to $6.7 million for the quarter-ended June 30, 2026. Diluted earnings per share for prior periods have been retrospectively adjusted to reflect the amended conversion rights of the Series B Convertible Preferred Stock, which became effective during the third quarter of 2025, to ensure comparability. Additionally, during the second quarter of 2026, the Company amended its Articles of Incorporation to authorize a new class of Nonvoting Common Stock and exchanged all outstanding Series B and Series C Convertible Preferred Stock for an aggregate of 11,458,351 shares of Nonvoting Common Stock. Because the Series B and Series C Convertible Preferred Stock had already been reflected in the Company’s diluted weighted-average share count under the if-converted method, the exchange did not materially affect diluted earnings per share or dilute existing shareholders’ ownership interests. The primary impact was on the weighted-average common shares used in the calculation of basic earnings per share, as the exchange occurred during the quarter and basic EPS reflects the timing of the conversion. Accordingly, this release presents both basic and diluted earnings per share to facilitate comparability with prior periods and to reflect the transition in the Company’s capital structure during the quarter. Absent future dilutive securities or other changes in the Company’s capital structure, the Company expects basic and diluted earnings per share to be identical in future filings.

Although GAAP accounting generally presents book value based on common shares outstanding, the Company believes a more comprehensive measure of shareholder value is on a fully diluted basis.

Tangible book value per diluted share at June 30, 2026, was $5.65 at June 30, 2026, up $0.28 per share, or 20.9% annualized from $5.37 at March 31, 2026 on a fully diluted basis, and up $0.89, or 18.7% from $4.76 at June 30, 2025. This is based on total common shares outstanding of 23,799,136 at June 30, 2026 (up from 23,625,209 shares on a fully diluted basis at March 31, 2026, and up from 23,390,612 shares on a fully diluted basis at June 30, 2025). Additional common shares totaling 174,348 common shares were issued in the quarter-ended June 30, 2026 through the Company’s ATM offering. During the second quarter of 2026, the Company exchanged all outstanding Preferred Stock shares, or 1,295 and 875,641 shares of related party Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, respectively, for a total of 11,458,351 shares of Nonvoting Common Stock (see below for further information). This exchange did not change the ownership interests of existing shareholders or result in economic dilution, but rather simplified the Company’s capital structure and future financial reporting by replacing the convertible preferred shares with an equivalent number of nonvoting common shares.

The increase in tangible book value per diluted share reflects strong quarterly earnings performance and overall capital strength.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report which are not statements of historical fact are forward-looking statements within the meaning of, and subject to the protection of, the federal securities laws. Forward looking statements include, among others, statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements made in this report. You can identify forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions. Forward-looking statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Accordingly, we caution you not to place undue reliance on such statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140

Email: SDenison@OptimumBank.com

OptimumBank Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

						June 30, 2026 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2026	2026	2025	2025	2025	2026	2025
Assets
Cash and due from banks	$14,637	$15,074	$9,349	$9,271	$8,833	$(437)	$5,804
Interest-bearing deposits with banks	131,601	124,942	105,210	225,815	172,921	6,659	(41,320)
Total cash and cash equivalents	146,238	140,016	114,559	235,086	181,754	6,222	(35,516)
Debt securities available for sale	26,646	27,044	25,184	22,926	22,378	(398)	4,268
Debt securities held-to-maturity	208	212	214	246	260	(4)	(52)
Loans, net of allowance for credit losses	1,204,381	1,078,533	947,294	802,812	774,548	125,848	429,833
Federal Home Loan Bank stock	1,966	2,678	3,028	658	658	(712)	1,308
Premises and equipment, net	3,132	2,797	2,490	2,308	2,426	335	706
Other real estate owned	-	-	551	-	-
Right-of-use lease assets	2,405	2,511	2,617	2,725	2,552	(106)	(147)
Accrued interest receivable	4,862	3,994	3,621	3,171	3,138	868	1,724
Deferred tax asset	3,143	3,116	3,108	3,238	3,135	27	8
Other assets	7,956	7,834	$9,012	$9,873	$8,278	122	(322)
Total assets	$1,400,937	$1,268,735	1,111,678	1,083,043	999,127	$132,202	$401,810
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing demand deposits	$319,375	$304,887	$266,520	$313,973	$259,816	$14,488	$59,559
Savings, NOW and money-market deposits	383,297	345,494	306,921	309,087	300,907	37,803	82,390
Time deposits	511,373	442,502	358,309	336,427	318,142	68,871	193,231
Total deposits	1,214,045	1,092,883	931,750	959,487	878,865	121,162	335,180
Federal Home Loan Bank advances	25,000	40,000	50,000	-	-	(15,000)	25,000
Operating lease liabilities	2,547	2,647	2,745	2,846	2,661	(100)	(114)
Other Borrowings	14,000	-	-	-	-	14,000	14,000
Other liabilities	10,965	6,357	5,286	3,822	6,253	4,608	4,712
Total liabilities	1,266,557	1,141,887	989,781	966,155	887,779	124,670	378,778
Stockholders’ equity
Preferred stock	-
Series B Convertible Preferred	-	-	-	-	-	-	-
Series C Convertible Preferred	-	-	-	-	-	-	-
Common stock	124	122	115	119	118	2	6
Nonvoting Common stock	115	-	-	-	-	115	115
Additional paid-in capital	113,832	112,993	112,578	112,574	112,010	839	1,822
Retained earnings (accumulated deficit)	25,119	18,464	13,801	8,948	4,625	6,655	20,494
Accumulated other comprehensive loss	(4,810)	(4,731)	(4,597)	(4,753)	(5,405)	(79)	595
Total stockholders’ equity	134,380	126,848	121,897	116,888	111,348	7,532	23,032
Total liabilities and stockholders’ equity	$1,400,937	$1,268,735	$1,111,678	$1,083,043	$999,127	$132,202	$401,810

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Quarterly (Unaudited)

(Dollars in thousands, except per share amounts)

	Quarterly Trends					2Q26 change vs
	2Q26	1Q26	4Q25	3Q25	2Q25	1Q26	2Q25
Interest income
Loans	$20,386	18,114	15,437	14,082	14,026	$2,272	$6,360
Debt securities	204	191	164	153	158	13	46
Other	1,134	1,148	1,837	2,086	1,404	(14)	(270)
Total interest income	21,724	19,453	17,438	16,321	15,588	2,271	6,136

Interest expense
Deposits	6,633	6,176	5,561	5,273	5,322	457	1,311
Borrowings	394	87	6	-	24	307	370
Total interest expense	7,027	6,263	5,567	5,273	5,346	764	1,681

Net interest income	14,697	13,190	11,871	11,048	10,242	1,507	4,455

Credit loss expense (reversal)	(37)	770	398	763	1,040	(807)	(1,077)
Net interest income after credit loss expense (reversal)	14,734	12,420	11,473	10,285	9,202	700	3,378

Noninterest income
Service charges and fees	1,551	1,313	1,268	1,252	1,099	238	452
Other	935	471	459	730	735	464	200
Total noninterest income	2,486	1,784	1,727	1,982	1,834	702	652

Noninterest expenses
Salaries and employee benefits	5,279	4,988	3,672	4,004	3,738	291	1,541
Professional fees	363	295	333	276	275	68	88
Occupancy and equipment	354	338	328	327	294	16	60
Data processing	986	914	794	788	625	72	361
Regulatory assessment	196	179	161	126	202	17	(6)
Losses on sale and write-downs of other real estate owned	-	5	54	-	-	(5)	-
Other	1,204	1,287	1,401	1,083	1,047	(83)	157
Total noninterest expenses	8,382	8,006	6,743	6,604	6,181	376	2,201

Income before income taxes	8,838	6,198	6,457	5,663	4,855	2,640	3,983

Income taxes	2,183	1,535	1,604	1,340	1,253	648	930
Net Income	$6,655	4,663	4,853	4,323	3,602	$1,992	$3,053

Earnings per share - Basic	$0.40	0.39	0.42	0.37	0.31	$0.01	$0.10
Earnings per share - Diluted	$0.28	0.20	0.21	0.18	0.15	$0.08	$0.13

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Quarterly (Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended
	June 30,
	2026	2025	Change
Interest income
Loans	$38,501	$27,627	$10,874
Debt securities	396	318	78
Other	2,282	2,650	(368)
Total interest income	41,179	30,595	10,584

Interest expense
Deposits	12,808	10,600	2,208
Borrowings	481	327	154
Total interest expense	13,289	10,927	2,362

Net interest income	27,890	19,668	8,222

Credit loss expense	733	875	(142)
Net interest income after credit loss expense	27,157	18,793	8,364

Noninterest income
Service charges and fees	2,863	2,137	726
Other	1,406	928	478
Total noninterest income	4,269	3,065	1,204

Noninterest expenses
Salaries and employee benefits	10,268	7,119	3,149
Professional fees	658	522	136
Occupancy and equipment	693	576	117
Data processing	1,900	1,158	742
Regulatory assessment	375	400	(25)
Other	2,496	2,032	462
Total noninterest expenses	16,390	11,807	4,583

Income before income taxes	15,036	10,051	4,985

Income taxes	3,718	2,579	1,139
Net Income	$11,318	$7,472	$3,846

Earnings per share - Basic	$0.79	$0.64	$0.16
Earnings per share - Diluted	$0.48	$0.32	$0.16

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (QTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	Three Months Ended June 30,
	2Q26			1Q26			2Q25
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)
Interest-earning assets
Loans	$1,141,791	20,386	7.16%	$1,041,583	$18,114	7.05%	$803,171	$14,026	6.99%
Securities	27,042	204	3.03%	26,527	191	2.92%	22,684	158	2.79%
Other (2)	121,282	1,134	3.75%	123,845	1,148	3.76%	123,254	1,404	4.56%

Total interest-earning assets/interest income	1,290,115	21,724	6.75%	1,191,955	19,453	6.62%	949,109	15,588	6.57%

Cash and due from banks	14,702			10,656			12,833
Premises and equipment	2,825			2,684			2,336
Other	4,025			4,641			8,421

Total assets	$1,311,667			$1,209,936			$972,699

Interest-bearing liabilities
Savings, NOW and money-market deposits	$367,750	2,168	2.36%	$334,816	$1,896	2.30%	$280,454	$1,742	2.48%
Time deposits	462,792	4,465	3.87%	436,205	4,280	3.98%	330,118	3,580	4.34%
Borrowings (3)	23,455	394	3.37%	9,224	87	3.83%	2,222	24	4.32%
Notes Payable	10,770	276	10.28%	-	-	-	-	-	-

Total interest-bearing liabilities/interest expense	853,997	7,027	3.30%	780,245	6,263	3.26%	612,794	5,346	3.49%

Noninterest-bearing demand deposits	314,858			296,750			241,457
Other liabilities	11,584			7,852			8,502
Stockholders’ equity	131,228			125,089			109,946

Total liabilities and stockholders’ equity	$1,311,667			$1,209,936			$972,699

Net interest income		14,697			$13,190			$10,242

Interest-rate spread (4)			3.45%			3.36%			3.08%

Net interest margin (5)			4.57%			4.49%			4.32%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.51			1.53			1.55

(1)	Annualized.
(2)	Includes interest-earning deposits with banks and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (YTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	Six Months Ended June 30,
	2026			2025
					Interest	Average
	Average			Average	and	Yield/
	Balance			Balance	Dividends	Rate(1)
Interest-earning assets
Loans	$1,091,687	38,501	7.11%	$800,008	$27,627	6.91%
Securities	26,784	396	2.98%	22,831	318	2.79%
Other (2)	122,562	2,282	3.75%	116,559	2,650	4.55%

Total interest-earning assets/interest income	1,241,033	41,179	6.69%	939,398	30,595	6.51%

Cash and due from banks	12,679			13,504
Premises and equipment	2,754			2,238
Other	4,321			8,134

Total assets	$1,260,787			$963,274

Interest-bearing liabilities
Savings, NOW and money-market deposits	$351,283	4,063	2.33%	$278,733	$3,493	2.51%
Time deposits	449,498	8,745	3.92%	321,117	7,107	4.43%
Borrowings (3)	16,340	209	3.85%	17,223	327	3.80%
Notes Payable	5,385	272	10.18%	-	-	-

Total interest-bearing liabilities/interest expense	817,121	13,289	3.28%	617,073	10,927	3.54%

Noninterest-bearing demand deposits	305,803			230,330
Other liabilities	9,705			8,102
Stockholders’ equity	128,158			107,769

Total liabilities and stockholders’ equity	$1,260,787			$963,274

Net interest income		27,890			$19,668

Interest-rate spread (4)			3.41%			2.97%

Net interest margin 5)			4.53%			4.19%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.52			1.52

(1)	Annualized.
(2)	Includes interest-earning deposits with banks and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Segments of Loans Analysis (Unaudited)

(Dollars in thousands)

						June 30, 2026 change vs
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	June 30,
	2026	2026	2025	2025	2025	2026	2025
Residential real estate	$78,268	$73,130	$74,018	$66,723	$66,602	$5,138	$11,666
Multi-family real estate	52,551	63,655	65,693	67,435	68,321	(11,104)	(15,770)
Commercial real estate	905,174	790,238	666,508	524,865	478,224	114,936	426,950
Land and construction	46,290	41,000	36,212	43,364	61,126	5,290	(14,836)
Commercial	51,389	46,127	48,196	45,604	50,351	5,262	1,038
Consumer	83,411	76,744	68,166	65,731	59,940	6,667	23,471
Total loans	1,217,083	1,090,894	958,793	813,722	784,564	126,190	432,519
Deduct:
Net deferred loan fees and costs	(1,683)	(1,300)	(1,227)	(892)	(678)	(383)	(1,005)
Allowance for credit losses	(11,020)	(11,061)	(10,273)	(10,018)	(9,338)	41	(1,682)
Loans, net	$1,204,380	$1,078,533	$947,293	$802,812	$774,548	$125,848	$429,832

Explanation of Certain Unaudited Non-GAAP Financial Measures

This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Non-GAAP Reconciliations

Pre-tax, Pre-provision earnings

(Dollars in thousands)	2Q26	1Q26	4Q25	3Q25	2Q25
Net Income (GAAP)	$6,655	$4,663	$4,853	$4,323	$3,602
Plus: Income Tax Expense	2,183	1,535	1,604	1,340	1,253
Plus: Credit Loss Expense (Reversal)	(37)	770	398	763	1,040
Pre-tax, Pre-provision earnings (Non-GAAP)	8,801	6,968	6,855	6,426	5,895

Tangible Book Value Per Common Share and Per Fully Diluted Share (Unaudited)

(Dollars in thousands, except per share amounts)	2Q26	1Q26	4Q25	3Q25	2Q25
Total Stockholders’ (GAAP) and Tangible Common Equity	$134,380	$126,848	$121,897	$116,888	$111,348
Common Shares Outstanding - Voting	12,341	12,167	11,534	11,884	11,751
Common Shares Outstanding - Nonvoting	11,458	-	-	-	-
Total Common Shares	23,799	12,167	11,534	11,884	11,751
Effect of conversion of series B preferred shares if converted	-	10,582	11,114	11,114	11,114
Effect of conversion of series C preferred shares if converted	-	876	876	526	526
Total Diluted Shares	23,799	23,625	23,524	23,524	23,391

Tangible Book Value per Share - Diluted	$5.65	$5.37	$5.18	$4.97	$4.76